EXHIBIT 21.1
SUBSIDIARIES OF VIRAGE LOGIC CORPORATION
In-Chip Systems, Inc.
Virage Logic International, a California corporation
Virage Logic International owns the following subsidiaries:
Virage Logic International GmbH, a German corporation
Virage Logic International KK, a Japanese corporation
Virage Logic International Ltd., an Israeli corporation